Filed Pursuant to Rule 424(b)(3)

File No. 333-142397

AKAMAI TECHNOLOGIES, INC.

Prospectus Supplement No. 2 dated June 1, 2007

to the Prospectus Dated April 26, 2007, as supplemented

by Prospectus Supplement No. 1 dated May 4, 2007

The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus dated April 26, 2007 and Prospectus Supplement No. 1 dated May 4, 2007, which are required to be delivered with this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the following table is presented as of June 1, 2007 and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number	Percentage		Number	Percentage
Al-Riaz Adatia (3)	4,016	*	4,016	0	*
August Capital III, L.P. (4)	48,198	*	48,198	0	*
Crosslink Bayview V, LLC (5)	1,956	*	1,956	0	*
Crosslink Crossover Fund IV, L.P. (5)	22,683	*	22,683	0	*
Crosslink Ventures V, L.P. (5)	50,527	*	50,527	0	*
Echostar Technology Holdings Corporation (6)	68,841	*	68,841	0	*
Ilya Haykinson	261	*	261	0	*
Lisa Roah, Trustee, Roah Separate Prop 2002	803	*	803	0	*
Michael Liang	32	*	32	0	*
Michael Todd	16,337	*	16,337	0	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number	Percentage		Number	Percentage
Offshore Crosslink Ventures V Unit Trust (5)	6,368	*	6,368	0	*
Radical Investments LP (7)	8,753	*	8,753	0	*
Samantha J. Keller 1991 Trust (8)	2,008	*	2,008	0	*
Shane M. Keller 1990 Trust (9)	2,008	*	2,008	0	*
Travis Kalanick (10)	114,365	*	114,365	0	*
TWB Investment Partnership LP (11)	1,372	*	1,372	0	*

*	Less than one percent.

(1)	Approximately 10.83% of the shares represented are held in escrow in the event of any purchase price adjustment and as security for certain indemnification obligations of Red Swoosh under the terms of the Agreement and Plan of Merger, dated March 23, 2007, governing Akamai’s acquisition of Red Swoosh and a related Escrow Agreement. Unless required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release on October 12, 2008.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Al-Riaz Adatia was formerly a director of Red Swoosh, Inc.

(4)	August Capital Management III, L.L.C. is the general partner of August Capital III, L.P. David F. Marquardt, John R. Johnston and Andrew S. Rappaport are members of August Capital Management III, L.L.C. and share voting and investment power with respect to the shares held by August Capital III, L.P. Each of the members of August Capital III, L.L.C. disclaims beneficial ownership of the shares held by August Capital III, L.P. except to the extent of his pecuniary interest therein.

(5)	Jim Feuille, Managing Director of Crosslink Capital, Inc., has voting and investment power with respect to the shares held by Crosslink Bayview V, LLC, Crosslink Crossover Fund IV, L.P., Crosslink Ventures V, L.P. and Offshore Crosslink Ventures V Unit Trust.

(6)	Echostar Communications Corporation (“ECC”) is the parent company of Echostar Technology Holdings Corporation. According to ECC’s proxy statement filed with the United States Securities and Exchange Commission on April 5, 2007, Mr. Charles Ergen holds approximately 77% of the total voting power of ECC after giving effect to the exercise of Mr. Ergen’s option exercisable within 60 days thereof.

(7)	Radical Investments Management LLC is the sole general partner of Radical Investments LP. Mark Cuban is the President of Radical Investments Management LLC and directly or indirectly owns all of the interests of Radical Investments LP and its sole general partner, Radical Investments Management LLC. Mr. Cuban has sole voting and investment power with respect to the shares held by Radical Investments LP. Mr. Cuban served as a director of Red Swoosh, Inc. from April 8, 2005 until November 7, 2006.

(8)	Peter F. Foley is the trustee of the Samantha J. Keller 1991 Trust, and has voting and investment power with respect to the shares held by the Samantha J. Keller 1991 Trust.

(9)	Peter F. Foley is the trustee of the Shane M. Keller 1990 Trust, and has voting and investment power with respect to the shares held by the Shane M. Keller 1990 Trust.

(10)	Travis Kalanick was formerly a director and executive officer of Red Swoosh, Inc. and is currently an employee of Akamai Technologies, Inc.

(11)	Robert E. Giles is the Managing Director of TWB Investment Partnership LP and exercises voting and investment power with respect to the shares held by TWB Investment Partnership LP.